Provident Financial Services, Inc. Declares Quarterly Cash Dividend

ISELIN, NJ, January 28, 2026 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on February 27, 2026 to stockholders of record as of the close of business on February 13, 2026.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "Commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Orange, Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.

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